Exhibit 10.4

Alimera Sciences, Inc.

2024 Equity Inducement Plan

Notice of Restricted Stock Unit Award

Pursuant to the Alimera Sciences, Inc. 2024 Equity Inducement Plan (the “Inducement Plan”), Alimera Sciences, Inc. (the “Company”) hereby grants you the following Restricted Stock Units (“RSUs”), each representing the right to receive one share of the Company’s common stock (a  “Common Share”), subject to the terms and conditions set forth in this Notice of Restricted Stock Unit Award (this “Award Notice”), in the Restricted Stock Unit Agreement (the “Agreement”) and in the Inducement Plan, both of which are attached to, and made a part of, this Award Notice.

Name of Participant:	«Name»
Total Number of RSUs:	«TotalShares»
Date of Grant:	«DateGrant»
Vesting Commencement Date:	«VestDate»
Vesting Schedule:

«Percent»% of the RSUs subject to this Award will vest on the first anniversary of the Vesting Commencement Date, and  «Percent»% of the RSUs subject to this Award will vest at the end of each of the next «Period»-month period following the first anniversary of the Vesting Commencement Date, subject to your continued service as an Employee (“Service”) through each applicable vesting date.

Accelerated Vesting:

The vesting of any unvested RSUs may be accelerated in the following circumstances and to the following extent:

•

if your Service is terminated by the Company without Cause or if you resign for Good Reason (as such terms are defined in your employment agreement), then the RSUs, to the extent outstanding and unvested, will become immediately vested with respect to the portion of the RSUs that would have become vested if you had remained in continuous Service with the Company or other Service Recipient (as defined in the Agreement) through the date that is twelve (12) months following your termination of Service;

•

in the event that any transaction resulting in a Change in Control occurs, and within three (3) months prior to the Change in Control, on the Change in Control, or within twelve (12) months after the Change in Control, your Service is terminated by the Company without Cause or if you resign for Good Reason, then 100% of the then-unvested portion of the RSUs will become vested as of immediately before the effective time of, and contingent upon, the Change in Control; or

•

in the event of a termination of your Service due to your Disability (as such term is defined in your employment agreement) or your death, then 100% of the then-unvested portion of the RSUs will become vested and exercisable as of immediately before the effective time of, and contingent upon, the Change in Control.

This Award is granted to you in connection with your entry into employment with the Company and is an inducement material to your entry into employment within the meaning of Listing Rule 5635(c)(4). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Inducement Plan.

The Company may, in its sole discretion, deliver any documents relating to the Inducement Plan and this Award that the Company is required to deliver to you (including, without limitation, prospectuses, annual reports and proxy statements) by email or other electronic means (including by posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Inducement Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

You acknowledge that you have received and read this Award Notice, the Agreement, and the Inducement Plan. By electronically accepting this Award, you agree to all of the terms and conditions described in this Award Notice, the Agreement, and the Inducement Plan.

Alimera Sciences, Inc.

2024 Equity Inducement Plan

Restricted Stock Unit Agreement

Award of RSUs

Subject to all of the terms and conditions set forth in the Inducement Plan, the Award Notice, and this Agreement, the Company has granted you the number of RSUs specified in the Award Notice. All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Award Notice, or the Inducement Plan.

Company’s Obligations

Your RSUs are bookkeeping entries. Each RSU represents an unfunded and unsecured obligation of the Company to issue a Common Share on the Settlement Date (as set forth below), subject to the terms and conditions of this Agreement, the Award Notice and the Inducement Plan. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company.

Vesting

Subject to the next paragraph (Termination of Service), the RSUs vest in accordance with the vesting schedule set forth in the Award Notice.

In no event will any unvested RSUs vest after your Service has terminated for any reason unless expressly provided herein or in the Inducement Plan.

Termination of Service

If your Service terminates for any reason, your RSUs will terminate to the extent that they have not vested on the date on which you cease to be a Service Provider (the “Termination Date”). Service during only a portion of a vesting period shall not entitle you to vest in a pro-rata portion of the RSUs.

For purposes of the RSUs, your Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are a Service Provider or the terms of your employment or other Service agreement, if any) as of the Termination Date and will not be extended by any notice period (e.g., your Service will not include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are a Service Provider). The Administrator shall have exclusive discretion to determine when your Service terminates for all purposes of the RSUs (including when you are no longer considered to be providing Service while on leave of absence), subject to the other terms of this Agreement.

Leaves of Absence and Part-Time Work

For purposes of the RSUs, your Service does not terminate when you go on a military leave, a medical leave, or another bona fide leave of absence, if the leave was approved in writing by the Company or, if applicable, by a Parent, Subsidiary or Affiliate to which you are rendering Service (each, a “Service Recipient”, and collectively with the Company, the “Service Recipients”), and if continued crediting of Service is required by applicable law, the Service Recipient’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you return to active work immediately upon the end of such leave.

If you go on a leave of absence, the Administrator may adjust the vesting schedule specified in the Award Notice in accordance with the Service Recipient’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Administrator may adjust the vesting schedule specified in the Award Notice in accordance with the Service Recipient’s part-time work policy, the terms of your agreement with the Company with respect to such part-time schedule, or so that the rate of vesting is commensurate with your reduced work schedule, as applicable, to the extent permitted by applicable law.

Settlement of RSUs

Vested RSUs will be settled in the form of Common Shares as soon as practicable on or following the applicable vesting date, and in no event later than 2½ months after the end of the calendar year in which such RSUs vest. In no event will you be permitted, directly or indirectly, to specify the taxable year of settlement of any RSUs. No fractional shares will be issued upon settlement of vested RSUs.

Section 409A

Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of the RSUs is intended to be exempt from the application of Section 409A pursuant to Treasury Regulation 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exception. Each installment of RSUs that vests is hereby designated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, neither the Service Recipient nor the Administrator shall have any liability to you if this Award fails to achieve its intended characterization under applicable tax law, including but not limited to, Section 409A or any state law equivalent.

No Voting Rights or Dividends	Your RSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing Common Shares.

Tax-Related Items

Regardless of any action the Service Recipient takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the RSUs, your participation in the Inducement Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Service Recipient. You further acknowledge that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting, or settlement of the RSUs; and (2) does not commit to and is under no obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Neither the Service Recipient nor the Administrator shall have any liability to you if the RSUs fail to achieve its intended characterization under applicable tax law, including but not limited to, Section 409A or any state law equivalent. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Service Recipient may be required to withhold or account for Tax-Related Items in each such jurisdiction.

Withholding Taxes

No Common Shares will be issued to you in settlement of your vested RSUs unless you make arrangements acceptable to the Service Recipient to pay any Tax-Related Items that the Service Recipient determines must be paid. These arrangements include withholding the amount of the withholding taxes from your wages. With the Company’s consent, these arrangements may also include (a) withholding Common Shares that otherwise would be issued to you when your RSUs are settled with a value equal to your withholding obligation, (b) surrendering Common Shares that you previously acquired with a value equal to the withholding taxes, or (c) withholding cash from other compensation to the extent permitted under applicable law. The withheld or surrendered Common Shares will be valued at their Fair Market Value as of the date when taxes otherwise would have been withheld in cash, and will be applied to the Tax-Related Items.

Restrictions on Issuance / Compliance with Law

Notwithstanding any other provision in the Inducement Plan or this Agreement, the Company shall not be required to issue any Common Shares to you in settlement of your vested RSUs if the issuance of the Common Shares at that time would violate any applicable law or regulation, unless there is an available exemption from registration, qualification or other legal requirement applicable to the Common Shares, as determined by the Administrator.

Transfer of RSUs

No RSUs may be sold, transferred, pledged, assigned, encumbered or otherwise alienated, hypothecated or disposed of, other than by  will or by the laws of descent and distribution. Any attempted sale, transfer, pledge, assignment, exchange, alienation hypothecation or disposition of any RSUs in violation of this Agreement will be invalid. In the event of your death, any Common Shares distributable in settlement of vested RSUs will be delivered, at the time specified in this Agreement, to your beneficiary if you had previously filed a written beneficiary designation with the Service Recipient (as set forth in the Inducement Plan) and if such beneficiary designation is valid under applicable law; provided, however, that your beneficiary or a representative of your estate (if no beneficiary designation exists or is valid) acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Inducement Plan as if such beneficiary or representative of the estate were you.

Regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest (if any) in the RSUs.

Further Acknowledgements

By accepting the RSUs, you acknowledge, understand and agree that: (a) the grant of the RSUs is exceptional, voluntary and intended as an employment inducement award as set forth in the Award Notice; (b) this Agreement does not alter the at-will nature of your Service relationship; (c) this Agreement does not interfere with the ability of the Company to terminate your status as an Employee or other Service Provider; and (d) no claim or entitlement to compensation or damages shall arise from forfeiture of any RSUs resulting from the termination of your Service.

Adjustments	In the event of a stock split, a stock dividend, or a similar change in Company stock, the number of your RSUs will be adjusted pursuant to the Inducement Plan.
Effect of a Change in Control Transaction	In the event of a Change in Control transaction, your RSUs will be subject to the provisions of Article 9.3 of the Inducement Plan.
Recoupment Policy	This Award, and the Common Shares acquired upon settlement of this Award, shall be subject to any Company recoupment or clawback policy in effect from time to time.
No Advice Regarding Award

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Inducement Plan. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Inducement Plan before taking any action related to the RSUs.

Governing Law; Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions). For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, you and the Company hereby submit and consent to the sole and exclusive jurisdiction of the courts of the State of Georgia, or the federal courts for Fulton County, Georgia, and no other courts, regardless of where this Award was made.

Severability

The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver

You acknowledge that a waiver by the Company of a breach of any provision of this Agreement or the Inducement Plan shall not operate or be construed as a waiver of any other provision of this Agreement or the Inducement Plan, or of any subsequent breach by you or any other Participant.

Notices

Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to you at the address on file with the Company or, in either case, at such other address as you may subsequently furnish to the Company in writing.

The Inducement Plan and Other Agreements

The text of the Inducement Plan is incorporated in this Agreement by reference.

The Inducement Plan, this Agreement and the Award Notice constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded hereby. Except to the extent permitted under the Inducement Plan, this Agreement may be amended only by another written agreement executed by you and the Company.

BY ELECTRONICALLY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT, IN THE AWARD NOTICE, AND IN THE INDUCEMENT PLAN.